EXHIBIT 5.1

OPINION OF DAVIS POLK & WARDWELL LLP

December 17, 2012

Cobalt International Energy, Inc.
Cobalt Center, 920 Memorial City Way, Suite 100
Houston, TX  77024

Ladies and Gentlemen:

Cobalt International Energy, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-171536) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including up to $1,380,000,000 aggregate principal amount of the Company’s 2.625% Convertible Senior Notes due 2019 (the “Securities”). The Securities are to be issued pursuant to the provisions of the Senior Indenture dated as of December 17, 2012 (the “Base Indenture”), as supplemented by the First Supplemental Indenture relating to the Securities dated as of December 17, 2012 (the “Supplemental Indenture,” and the Base Indenture as so supplemented, the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and are convertible on the terms set forth in the Indenture into cash and/or shares of common stock, par value $0.01 per share, of the Company (the “Underlying Securities”). The Securities are to be sold pursuant to an underwriting agreement dated December 11, 2012 (the “Underwriting Agreement”) among the Company and Morgan Stanley & Co. LLC and Goldman, Sachs & Co., as underwriters (the “Underwriters”). The Securities include up to $180,000,000 aggregate principal amount of the Company’s 2.625% Convertible Senior Notes due 2019 subject to the over-allotment option provided for in the Underwriting Agreement.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed with or submitted to the Commission through its Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system (except for required EDGAR formatting changes) conform to the versions of such documents reviewed by us prior to such formatting, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that, in our opinion:

1.              The Securities have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and will be entitled to the benefits of the Indenture pursuant to which such Securities are to be issued, provided that we express no opinion as to the (w) enforceability of any waiver of rights under any usury or stay law, (x) validity, legally binding effect or enforceability of any provision in the Securities that requires or relates to adjustments to the conversion rate at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture and (y) validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

2.              The Underlying Securities initially issuable upon conversion of the Securities have been duly authorized and reserved and, when issued upon conversion of the Securities in accordance with the terms of the Securities, will be validly issued, fully paid and non-assessable.

In rendering the opinions in paragraph (1) above, we have assumed that the Trustee has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its organization. In addition, we have assumed that (i) the execution, delivery and performance of the Indenture and the Securities, (a) are within the corporate powers of the Trustee, (b) do not contravene, or constitute a default  under, the certificate of incorporation or bylaws or other constitutive documents of the Trustee, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon each party to the Indenture and the Securities and (ii) the Indenture is a valid, binding and enforceable agreement of the Trustee.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement.  In addition, we consent to the reference to our name under the caption “Validity of Securities” in the prospectus supplement dated December 11, 2012, which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP